                                                                     EXHIBIT 2.4

                              CONSULTING AGREEMENT

       This Consulting Agreement (the "Agreement") is entered into as of the 1st day of June, 2000, by and between PCMA, INC., a Nevada corporation ("PCMA"), and AGI LOGISTICS (H.K.) LTD., a Hong Kong corporation ("AGI"), with reference to the following:

                                    RECITALS

       A. AGI, on its own behalf and on behalf of its equity owner and such other persons as AGI may, from time to time, determine, desires to be assured of the association and the services of PCMA in order to avail itself of PCMA's experience, skills, abilities, knowledge and background to facilitate the various transactions (the "Transactions") described in the May 30, 2000, letter of intent by and between AGI and PCMA (the "Letter of Intent"), a copy of which is attached hereto as Exhibit "A," and to advise AGI and its directors, officers and representatives and such other persons as AGI may, from time to time, determine, in connection therewith. AGI is willing to engage PCMA upon the terms and conditions set forth herein.

       B. PCMA agrees to be engaged and retained by AGI upon the terms and conditions set forth herein.

       NOW, THEREFORE, in consideration of the foregoing, of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

       1. ENGAGEMENT. AGI hereby engages PCMA, and PCMA hereby accepts the engagement to become a consultant to AGI and to render such advice, consultation, information, and services to AGI and such persons as it may designate in respect of the Transactions, including, but not limited to:

       A. Identification of a company (the "Company") with a capital structure suitable for the Transaction, whose securities are registered under the Securities Exchange Act of 1934, as amended; and

       B. Oversight and coordination of such legal and accounting matters as the parties hereto deem reasonable and appropriate (i) to assist the relevant parties with the negotiation and documentation of the Transactions, (ii) to assist the Company with such filings or other matters as may be required by the Securities and Exchange Commission in respect of the Transactions, and (iii) to engage a broker-dealer and assist it, as may be required, in its filings with NASD Regulation, Inc., to obtain regulatory permission for such broker-dealer to place priced bid and asked quotations on the OTC Bulletin Board in respect of the Company's equity securities.

       It shall be expressly understood that PCMA shall have no power to bind AGI, or any other parties in respect of which PCMA is providing direct or indirect services under this Agreement, to any contract or obligation or to transact any business in any such party's name or on behalf of any such party in any manner.

       2. TERM. The term of this Agreement shall commence on the date hereof and continue until the Closing Date. This Agreement may be extended by agreement of both parties, unless or until this Agreement is terminated. Either party may cancel this Agreement upon five (5) days written notice in the event either party violates any material provision of this Agreement and fails to cure such violation within five (5) days of written notification of such violation from the other party. Such cancellation shall not excuse the breach or non-performance by the other party or relieve the breaching party of its obligation incurred prior to the date of cancellation.

       3. COMPENSATION AND FEES. The engagement fee payable to PCMA shall be two hundred thousand dollars ($200,000) and may be satisfied by the issuance of AGI's promissory note and cash, payable as follows:

       A. CASH. A cash payment of $25,000 to cover estimated legal, accounting and other costs in connection with the Transaction in accordance with the terms described in the Letter of Intent. PCMA hereby acknowledges receipt of the cash payment on May 30, 2000; and

       B. NOTE. A promissory note made payable to PCMA in the principal amount of $175,000, all due and payable three (3) business days after NASD Regulation, Inc., grants its approval for one of its member firms to publish bid and ask quotations for the issued and outstanding common stock of the Company on the OTC Bulletin Board. The form of promissory note is attached hereto as Exhibit "B."

       4. EXCLUSIVITY; PERFORMANCE; CONFIDENTIALITY. The services of PCMA hereunder shall not be exclusive, and PCMA and its agents may perform similar or different services for other persons or entities whether or not they are competitors of AGI. PCMA shall be required to spend only such time as is necessary to service AGI in a commercially reasonable manner. PCMA acknowledges and agrees that confidential information proprietary to AGI and obtained during its engagement by AGI, shall not be, directly or indirectly, disclosed without the prior express written consent of the AGI, unless and until such information is otherwise known to the public generally or is otherwise not secret and confidential.

       5. INDEPENDENT CONTRACTOR. In its performance hereunder, PCMA and its agents shall be an independent contractor. PCMA shall complete the services required hereunder according to his own means and methods of work, shall be in the exclusive charge and control of PCMA and not subject to the control or supervision of AGI, except as to the results of the work. AGI acknowledges that nothing in this Agreement shall be construed to require PCMA to provide services to AGI at any specific time, or in any specific place or manner. Payments to PCMA hereunder shall not be subject to withholding taxes or other employment taxes as required with respect to compensation paid to an employee.

       6. MISCELLANEOUS. No waiver of any of the provisions of this Agreement shall be deemed or constitute a waiver of any other provision and no waiver shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all parties. This Agreement constitutes the entire agreement between the parties and supersedes any prior agreements or negotiations. There are no third party beneficiaries to this Agreement. This Agreement shall be governed by the laws of the State of California.

       IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on the date first written above.

AGI LOGISTICS (H.K.) LTD.,                PCMA, INC.,
a Hong Kong corporation                   a Nevada corporation


By:  /s/ LAM KING KO, ALFRED             By:  /s/ THOMAS K. RUSSELL
     ---------------------------------        ----------------------------------
     Lam King Ko, Alfred, President            Thomas K. Russell, President